Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bancorp of New Jersey, Inc.

Fort Lee, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-150662, 333-150663 and 333-178744) of Bancorp of New Jersey, Inc. of our report dated March 31, 2015, relating to the consolidated financial statements of Bancorp of New Jersey, Inc. which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, New York
March 31, 2015